Exhibit 4.45

Agreement

Party A: Shanghai TM Home E-Commerce Limited (上海天猫好房电子商务有限公司)

Party B: Shanghai SINA Leju Information Technology Co., Ltd. (上海新浪乐居信息科技有限公司)

Whereas, Party A intends to entrust Pary B to operate business as stipulated herein, and both Party A and Party B have reached an agreement as follows on the relevant matters:

I.

Both Party A and Party B has agreed that, during the term stipulated herein, Party A (including its subsidiaries) shall entrust Party B to operate business, and Party B shall be entitled to the operating income and bear the operating costs (hereinafter referred to as this “agreement”). Party A has undertaken that it shall not entrust any third party to operate the business within the scope of entrustment or carry out the same on its own.

II.

Scope of entrustment: The business operation of Haofang, including attraction of merchants based on the rules of entry of the industry, operation and maintenance of merchant platforms (which continue to meet the needs of store merchants for capacity enhancement in business operation; implement the management standards of commodities and merchants formulated by the industry in the system level), undertaking of the customer service for store merchants (including answering various inquiries and problems encountered by merchants in registration, operation and other aspects; timely informing merchants of the latest business information, including new business rules, planning of marketing campaigns and risk alerts, and collecting feedback and recommendations from merchants); production, research and management in relation to the operation, and human resources, financial, property and legal affairs management.

III.	Term: Commencing from [1 October] 2023 and ending on [31 December] 2024.

IV.

This Agreement shall be automatically renewed unless terminated by Party B by giving a notice in writing [30] days prior to the expiry of the term to Party A. At the end of each calendar year after the renewal, Party B has the right to terminate this Agreement in advance by giving [30] days’ written notice to Party A, otherwise this Agreement shall be renewed again; upon termination of this Agreement, any and all rights and obligations of Party B as stipulated herein shall be terminated accordingly, and Party A shall operate the business on its own and shall be entitled to the operating income and bear the operating costs.

V.	This Agreement is made in duplicate and shall enter into force upon execution by Party A and Party B on [13 September] 2023, with one copy for each party.

(No text below)

Signature page of the Agreement

Party A: Shanghai TM Home E-Commerce Limited (上海天猫好房电子商务有限公司)

[Company seal is affixed]

Party B: Shanghai SINA Leju Information Technology Co., Ltd. (上海新浪乐居信息科技有限公司)

[Company seal is affixed]